Exhibit 10

JOINT VENTURE AGREEMENT

OF

MultiMedia Platforms World Wide LLC

This JOINT VENTURE AGREEMENT (this “Agreement”), is entered into as of May 15, 2012 by and between MultiMedia Platforms, LLC a Florida limited liability company with an address at 2435 N Dixie Hwy, Wilton Manors, FL 33305  (“MMP”) and Cybermesh International Corporation, a Nevada corporation with an address at 2715 Indian Farm Ln NW, Albuquerque NM 87107 (“Cybermesh”) (Cybermesh and together with MMP, the “Members” each a “Member”), pursuant to the laws of the State of Nevada.

RECITALS:

WHEREAS, MMP operates a successful media business geared to the GBLT community;

WHEREAS, Cybermesh operates a publicly traded company;

WHEREAS, the Members desire to enter into a joint venture named MultiMedia Platforms World Wide, LLC, a Florida limited liability company (“Joint Venture”), which shall be an operating subsidiary of Cybermesh, with a Business (defined below) related to MMP’s business; and

WHEREAS, the Members desire to establish the terms and conditions of the contemplated project and enter into various agreements relating to their respective rights, responsibilities, and involvement therein;

NOW THEREFORE, in consideration of the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE I.                      DEFINITIONS

When used in this Agreement, the following capitalized terms shall have the meanings set forth in this Section, unless the context requires otherwise:

 “Business” shall mean the pursuit and purchase of media venues, operations of the Company, and related services to establish an international multimedia company geared to the GBLT community.

“Cybermesh Common Stock” shall mean the common stock of Cybermesh International Corporation.

“Confidential Information” shall have the meaning set forth in Section 9.3 herein.

“Manager” shall have the meaning set forth in Article VII herein.

“Member(s)” shall have the meaning set forth in the preamble.

“Related Agreements” any other agreements related to the contemplated transactions herein.

ARTICLE II.                  FORMATION

2.1      Formation.  Simultaneous with the execution of this Agreement, the Members shall cause the Joint Venture to be organized and incorporated as a limited liability corporation under the laws of the State of Florida.

2.2      Name and Principal Place of Business.  The name of the Joint Venture shall be MultiMedia Platforms World Wide, LLC, with a principal place of business at 2435 N Dixie Hwy, Wilton Manors, FL 33305.

2.3      Registered Agent.  The name of the Joint Venture’s registered agent shall be Sterling Accounting LLC.

ARTICLE III.                OWNERSHIP INTERESTS

3.1      Ownership Interests.  Each of the Members will have an ownership interest in the Joint Venture as set forth on Schedule 3.1 attached hereto (the “Ownership Interest”).

ARTICLE IV.                PURPOSE OF THE JOINT VENTURE

4.1           Purpose.  The Members agree that the purpose of this Joint Venture is to operate the Business pursuant to the terms of this Agreement; provided however, that nothing in this Article IV shall be interpreted or construed to constitute limitations on any of the contemplated transactions in this Agreement.

4.2           Contributions.  Contributions of the Joint Venture shall be structured as follows:

(a)      Contribution by Cybermesh.  Cybermesh shall use its best efforts to raise and contribute initial operating funding for the Joint Venture within sixty (60) days of $100,000, and subsequently use its public funding platform to raise additional funds dedicated to the Business of the Joint Venture.

(b)      Contribution by MMP. MMP shall contribute its knowledge of operations in this Business and the experience of an already established media company.

(c)      Limited Purpose.  This Joint Venture shall be a limited liability company established only for the purposes set forth herein. Except as otherwise provided for herein, the Joint Venture shall not engage in any other activities or businesses outside of the scope of the contemplated transactions and no Member shall have the authority to hold himself out as an agent of the other Member in any other business activity.  Nothing in this Agreement shall be construed as creating between the Members a partnership, fiduciary or other similar relationship outside of the scope of the contemplated transaction.  Nothing in this Agreement shall create or imply any exclusive relationship outside of the scope of the contemplation transactions.

(d)      Additional Consideration. As additional consideration for MMP’s contribution to the Joint Venture, Cybermesh shall issue 12,000,000 shares of its common stock to MMP.

ARTICLE V.                 TERM AND TERMINATION

5.1           Term.  The effective date of this Agreement shall be perpetual, unless earlier terminated pursuant to Section 5.2 below.

5.2           Termination.  This Agreement will be terminated upon the occurrence of the following event:

(a)      Failure by either of the Members to make the contributions under Sections 4.2(a) and 4.2(b) and 4.2(c) and 4.2(d) herein.

ARTICLE VI.                DISSOLUTION AND LIQUIDATION

6.1           Dissolution.  The Joint Venture shall be dissolved upon the first of the following events to occur:
(a)      the determination of the Members;

(b)      the entry of a judicial decree of dissolution of the Joint Venture pursuant to the laws of the State of Florida; or

(c)      in the event that there are no Members.

6.2           Liquidation.  Notwithstanding Section 11.1 herein, upon a dissolution of the Joint Venture, the Members shall take or cause to be taken a full account of the Joint Venture’s assets and liabilities as of the date of such dissolution and shall proceed with reasonable promptness to liquidate the Joint Venture’s assets and to terminate its business and affairs.  The Joint Venture’s assets, or the proceeds from the liquidation thereof, shall be applied in cash or in kind in the following order:

(a)      to creditors (including the Member if it is a creditor) to the extent otherwise permitted by applicable law in satisfaction of all liabilities and obligations of the Joint Venture, including expenses of the liquidation;

(b)      to the establishment of such reserves for contingent liabilities of the Joint Venture as are mutually deemed necessary or desirable by the Members; provided, however, that such reserves shall be held for the purpose of disbursing such reserves for the payment of such contingent liabilities and, at the expiration of such period as the Members may reasonably deem advisable, for the purpose of distributing the remaining balance in accordance with sub-paragraph (c) below; and

(c)      to the Members.

ARTICLE VII.              MANAGER

7.1         The Members agree that by a concurrence of Ownership Interests, they shall elect a Manager, who shall have the exclusive right, power and authority to manage the daily operations of the business and affairs of the Joint Venture, with all rights and powers and the full authority necessary, desirable or convenient to administer and operate the same for Joint Venture purposes, and to make all decisions and do all things necessary or desirable in connection therewith; provided however that any action with respect to the following activities shall require concurrence of the Members:

(a)      any activity which will result in a material change in the Joint Venture’s corporate structure.

(b)      Any sale or transfer of assets or expenditure of funds over $50,000.

7.2    The Manager shall devote such time as necessary to such management of the Joint Venture; provided however that the Manager shall be responsive to the policies established and agreed on by the Members.

7.3           The Members may terminate the Manager at any time with a concurrence of ownership Interests.

ARTICLE VIII.             ALLOCATION OF REVENUES

8.1      The Joint Venture’s revenues, expenses, and assets, shall be calculated at the end of each month and allocated to the Members pursuant to their Ownership Interests.

ARTICLE IX.               BOOKS AND RECORDS; BANK ACCOUNT

9.1
Books and Records.  The Manager shall keep or cause to be kept, complete and accurate books of account and records with respect to the total operation of the Joint Venture’s business, in which books shall be entered, fully and accurately, each transaction pertaining to the Joint Venture.  Each of the Members, or their agents, shall have the right to examine the Joint Venture books, records and documents during normal business hours.

9.2
Fiscal Year.  The fiscal year of the Joint Venture shall commence on January 1st and close on December 31st of each year of operation.  All accounting based on fiscal year figures shall be completed within ninety (90) days after the close of the fiscal year and such financial statements shall be distributed to the Members.

9.3
Bank Account.  The Joint Venture shall maintain one or more accounts, including, without limitation, checking, cash management, money market or investment accounts, in such banks or other financial institutions as the Manager may select.  All amounts deposited by or on behalf of the Joint Venture in those accounts shall be and remain the property of the Joint Venture.

ARTICLE X.                 TITLE TO PROPERTY

10.1           Title to Property.  All legal title to property acquired by the Joint Venture whether real or personal, shall be taken in the name of MultiMedia Platforms World Wide, LLC, a Florida limited liability corporation and shall be held for their interest.  The interest of each Member in such property shall be proportionate to his share of the profits of the venture.

ARTICLE XI.               MISCELLANEOUS

11.1           Assignment and Transfer.  The Members shall not assign or transfer his rights or duties in the Joint Venture without the express written consent of the other Member.  Any transfer or assignment made without the consent of the other Member shall not relieve the transferor or assignor or his duties or obligations herein.

11.2           Confidentiality.  The Members agree that certain unique and proprietary information will be disclosed by a Member to the other Member (the “Confidential Information”).  The Members agree to keep all such Confidential Information private and not to disclose any such Confidential Information to any third parties who are not principles to the contemplated transactions.

11.3           Amendment. The terms and provisions set forth in this Agreement may be amended, and compliance with any term or provision set forth herein may be waived, only by a written instrument executed by each Member hereto.  No failure or delay on the part of any Member in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

11.4           Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Members hereto and their respective successors and assigns.

11.5           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction.

11.6           Arbitration.  In the event a dispute shall arise between the Members, it is hereby agreed that the dispute shall be submitted for arbitration pursuant to the provisions of the American Arbitration Association.  The arbitrator’s decision shall be final and binding and judgment may be entered thereon.  In the event a that a Member fails to proceed with arbitration, unsuccessfully challenges the arbitrator’s award, or fails to comply with arbitrator’s award, the other Member is entitled of costs of suit including a reasonable attorney’s fee for having to compel arbitration or defend or enforce the award.

11.7           Partial Invalidity.  In the event that any provision contained in this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof.

11.8           Notices.  Any notice to be given or to be served upon any Member hereto in connection with this Agreement shall be in writing (which may include facsimile and email) and shall be deemed to have been given and received when delivered to the address specified by the Member to receive the notice.  The respective address of each Member hereto shall be as set forth in the preamble.

11.9           Construction.  Any references to “shall” and “will” are intended to have the same meaning.

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IN WITNESS WHEREOF, the Members hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

MULTI MEDIA PLATFORMS LLC

By:
Name:	Brian Neal
Title:	Managing Member
1164 Enterprises LLC

CYBERMESH INTERNATIONAL CORP.

By:
Name:	John Samuel Porter
Title:	Chief Executive Officer

Signature Page to the Joint Venture Agreement

Schedule 3.1

Ownership Interests

Name	Ownership Interest
Cybermesh International Corp.	50.00%
MultiMedia Platforms, LLC	50.00%
Total:	100%